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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549

                                  Form 8-K

                               CURRENT REPORT


	Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 9, 1996
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                      WesBanco, Inc.
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	    (Exact name of registrant as specified in its charter)


    West Virginia                     0-8467                55-0571723
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(State or other jurisdiction       (Commission            (IRS Employer
 of incorporation)                  File Number)           Identification No.)


  1 Bank Plaza, Wheeling, WV                                      26003
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(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code      (304) 234-9000
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Former name or former address, if changed since last report  Not Applicable
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Item 5 - Other Events

	On February 9, 1996, WesBanco, Inc. announced the signing of a definitive Agreement and Plan of Merger providing for the merger of Bank of Weirton with WesBanco Bank Wheeling, an affiliate of WesBanco, Inc.

	Under the terms of the definitive Agreement and Plan of Merger, WesBanco will exchange 130 shares of WesBanco's Common Stock for each share of Bank of Weirton's Common Stock outstanding in a tax free exchange. The merger, which is based on a fixed exchange ratio, will be accounted for as a pooling of interests. The transaction is valued at approximately $45,600,000, based on the current market price of $27.00 per share for WesBanco Common Stock. In addition, certain shareholders of Bank of Weirton have executed a Stockholders Agreement to vote their individual securities in favor of the proposed merger, subject to certain conditions and understandings between the parties.

	The transaction, which is subject to, among other things, approval by the appropriate regulatory authorities and the stockholders of Bank of Weirton, is expected to be completed during the third quarter 1996. Ostrowski &
Company, Inc. represented WesBanco and a fairness opinion will be provided to Bank of Weirton by LSC Financial Services, Inc.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits
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	   20 - Press release dated February 9, 1996, regarding an announcement of
		the signing of an Agreement and Plan of Merger between WesBanco, Inc. and the Bank of Weirton


			       Signatures

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WesBanco, Inc
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               	                       (Registrant)



  February 20, 1996                     /s/ Edward M. George
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       Date                             Edward M. George
                                        President & Chief Executive Officer